Exhibit 99.1

News Release
Contacts:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE SECOND QUARTER OF 2008

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q08 vs	2Q08 vs	YTD	YTD	Percent
	2008	2008	2007	1Q08	2Q07	2008	2007	Change

Net income	$950	$1,090	$1,156	(12.8)	(17.8)	$2,040	$2,286	(10.8)
Diluted earnings per common share	.53	.62	.65	(14.5)	(18.5)	1.14	1.27	(10.2)

Return on average assets (%)	1.58	1.85	2.09			1.71	2.09
Return on average common equity (%)	17.9	21.3	23.0			19.6	22.7
Net interest margin (%)	3.61	3.55	3.44			3.58	3.47
Efficiency ratio (%)	47.5	43.5	47.3			45.5	46.8
Tangible efficiency ratio (%) (a)	45.2	41.4	44.6			43.3	44.1

Dividends declared per common share	$.425	$.425	$.400	—	6.3	$.850	$.800	6.3
Book value per common share (period-end)	11.67	11.55	11.19	1.0	4.3

(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     MINNEAPOLIS, July 15, 2008 – U.S. Bancorp (NYSE: USB) today reported net income of $950 million for the second quarter of 2008, compared with $1,156 million for the second quarter of 2007. Diluted earnings per common share of $.53 in the second quarter of 2008 were lower than the same period of 2007 by 18.5 percent, or $.12 per diluted common share. Return on average assets and return on average common equity were 1.58 percent and 17.9 percent, respectively, for the second quarter of 2008, compared with returns of 2.09 percent and 23.0 percent, respectively, for the second quarter of 2007. Significant items included in the second quarter of 2008 results were net securities losses of $63 million, which primarily reflected impairment charges on structured investment securities, and an incremental provision for credit losses, which exceeded net-charge-offs by $200 million. Together, these items reduced earnings per diluted common share by approximately $.11. The Company’s results for the first quarter of 2008 were also affected by several significant items, including a $492 million gain related to the Visa Inc. initial public offering that occurred in March of 2008 (“Visa Gain”), $253 million of impairment charges on structured

U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

investment securities purchased in the fourth quarter of 2007, a $62 million reduction in pretax income related to the adoption of a new accounting standard, a $25 million contribution to the U.S. Bancorp Foundation and a $22 million accrual for certain litigation matters. In addition, in the first quarter of 2008 the Company’s provision for credit losses exceeded net charge-offs by $192 million. The net impact from significant items in the first quarter of 2008 was a reduction of approximately $.02 per diluted common share.
     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp’s earnings for the second quarter of 2008, although lower than the previous quarter and the same quarter of 2007, reflected our Company’s core strengths and momentum, including our diversified business mix, prudent approach to credit and operational risk management, strong balance sheet and capital position, and commitment to investing for future growth.
     “Historically, revenue growth in the second quarter of each year is seasonally the strongest, particularly for our fee-based businesses. This seasonal trend was evident again this year, as the majority of our fee revenue lines posted strong linked quarter increases, as well as year-over-year growth. Excellent growth in earning assets, coupled with a higher net interest margin, led to an increase in net interest income on both a linked quarter and year-over-year basis of 4.3 percent and 15.6 percent, respectively. Although the revenue growth rates were reduced overall by several significant first quarter items, the core revenue growth trends were favorable and point to the initial success of a number of our revenue growth initiatives, as well as our advantageous mix of businesses.
     “These revenue growth initiatives, in addition to our focus and capacity to fulfill the needs of both current and new customers, also led to strong balance sheet growth this quarter. Average earning assets grew by approximately 10 percent on an annualized basis over the first quarter of 2008 and slightly above 10 percent year-over-year. The Company also posted strong growth in average deposits on a linked quarter annualized basis and year-over-year.
     “As predicted, credit costs continued to climb this quarter. Net charge-offs of $396 million for the quarter were .98 percent of average loans outstanding, while total nonperforming assets at the end of the quarter totaled $1,135 million, a 34 percent increase over the balance at March 31, 2008. In addition to providing for the $396 million of net charge-offs, the Company recorded an incremental provision for credit losses of $200 million, bringing the allowance to period end loans coverage ratio to 1.60 percent at June 30, 2008. Given the continued stress in the economy, we believe this action is prudent and expect to see net
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

charge-offs increase in the coming quarter. Despite this upward trend, credit costs are expected to be manageable for our Company, as we continue to produce solid core operating results.
     “Our capital position remains strong, with the Tier 1 capital ratio at June 30, 2008, on target at 8.5 percent. Although we have capacity in our current authorization, we do not anticipate buybacks between now and the end of the year. We will utilize our strong internal capital generation to support our growth initiatives, and rely on our earnings capacity to sustain our dividend and maintain our well-capitalized position.
     “I am very proud of the exceptional efforts of the U.S. Bank team and, notwithstanding the need to very carefully manage risk during this challenging economic environment, our Company remains focused on business growth initiatives, deepening our current customer relationships and acquiring new customers. As I have said before, we are “open for business” and are cognizant of the fact that this environment has created an opportunity for our Company to both solidify and grow our position in the markets we serve for the benefit of our customers, communities, employees and shareholders. Our business model and prudent approach to risk management will enable us to successfully manage this Company through this stressed period in the economic cycle.”
     The Company’s net income for the second quarter of 2008 decreased by $206 million (17.8 percent) from the same period of 2007. The reduction in net income year-over-year was the net result of a 5.4 percent increase in operating income (income before provision and taxes), offset by an increase in the provision for credit losses. On a linked quarter basis, net income declined by $140 million (12.8 percent), as strong growth in net interest income and seasonally higher fee-based operating revenues were offset by higher credit losses during the quarter and the net impact of the other significant items recorded in the first quarter of 2008.
     Total net revenue on a taxable-equivalent basis for the second quarter of 2008 was $3,800 million, $265 million (7.5 percent) higher than the second quarter of 2007, reflecting a 15.6 percent increase in net interest income and a modest increase in noninterest income. The increase in net interest income year-over-year was driven by growth in earning assets and an improvement in the net interest margin. Noninterest income from a year ago was relatively flat as strong growth in the majority of revenue categories was muted by securities impairments related to certain structured investments and higher retail lease residual losses. On a linked quarter basis, total net revenue on a taxable equivalent basis decreased $74 million (1.9 percent). Strong
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

growth in net interest income of 4.3 percent (17.2 percent annualized), seasonally higher fee-based revenue and a favorable change in net securities losses were more than offset by a reduction in other noninterest income. The reduction in other noninterest income primarily reflected the $430 million net favorable impact on the first quarter of 2008 from the Visa Gain and the adoption of a new accounting standard.
     Total noninterest expense in the second quarter of 2008 was $1,835 million, $165 million (9.9 percent) higher than the second quarter of 2007, and $39 million (2.2 percent) higher than the prior quarter. The increase year-over-year was principally due to higher costs associated with business initiatives designed to expand the Company’s geographical presence and strengthen customer relationships, including investments in relationship managers, branch initiatives, Wealth Management and Payment Services businesses. The increase in operating expense also included higher credit collection costs and incremental costs associated with investments in tax-advantaged projects. On a linked quarter basis, noninterest expense increased 2.2 percent (8.8 percent annualized), due primarily to higher credit collection costs and seasonally higher compensation and professional services fees, offset somewhat by the impact of two expense items in the first quarter that included a contribution to the Company’s foundation and litigation costs.
     Provision for credit losses for the second quarter of 2008 was $596 million, an increase of $111 million over the first quarter of 2008 and $405 million over the second quarter of 2007. This represented an incremental increase to the allowance for credit losses of $200 million in the second quarter of 2008 and $192 million in the first quarter of 2008. The increase in the provision for credit losses from a year ago reflected continuing stress in the residential real estate markets, including homebuilding and related supplier industries, driven by declining home prices in most geographic regions. It also reflected the current economic conditions and the corresponding impact on the commercial and consumer loan portfolios. Net charge-offs in the second quarter of 2008 were $396 million, compared with net charge-offs of $293 million in the first quarter of 2008 and $191 million in the second quarter of 2007. Given current economic conditions and the continuing decline in home and other collateral values, the Company expects net charge-offs to increase in the third quarter of 2008. Total nonperforming assets were $1,135 million at June 30, 2008, compared with $845 million at March 31, 2008, and $565 million at June 30, 2007. Nonperforming assets increased $290 million (34.3 percent) during the second quarter of 2008 over the first quarter of 2008 as a result of stress in residential home construction and related industries, and the impact of the economic slowdown on other commercial customers. The ratio of the allowance for credit losses to nonperforming
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

loans was 273 percent at June 30, 2008, compared with 358 percent at March 31, 2008, and 503 percent at June 30, 2007.

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions, except per-share data)
				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q08 vs	2Q08 vs	YTD	YTD	Percent
	2008	2008	2007	1Q08	2Q07	2008	2007	Change

Net interest income	$1,908	$1,830	$1,650	4.3	15.6	$3,738	$3,316	12.7
Noninterest income	1,892	2,044	1,885	(7.4)	.4	3,936	3,608	9.1

Total net revenue	3,800	3,874	3,535	(1.9)	7.5	7,674	6,924	10.8
Noninterest expense	1,835	1,796	1,670	2.2	9.9	3,631	3,242	12.0

Income before provision and taxes	1,965	2,078	1,865	(5.4)	5.4	4,043	3,682	9.8
Provision for credit losses	596	485	191	22.9	nm	1,081	368	nm

Income before taxes	1,369	1,593	1,674	(14.1)	(18.2)	2,962	3,314	(10.6)
Taxable-equivalent adjustment	33	27	18	22.2	83.3	60	35	71.4
Applicable income taxes	386	476	500	(18.9)	(22.8)	862	993	(13.2)

Net income	$950	$1,090	$1,156	(12.8)	(17.8)	$2,040	$2,286	(10.8)

Net income applicable to common equity	$928	$1,078	$1,141	(13.9)	(18.7)	$2,006	$2,256	(11.1)

Diluted earnings per common share	$.53	$.62	$.65	(14.5)	(18.5)	$1.14	$1.27	(10.2)

Net Interest Income
     Second quarter net interest income on a taxable-equivalent basis was $1,908 million, compared with $1,650 million in the second quarter of 2007, an increase of $258 million (15.6 percent). The increase was due to strong growth in average earning assets as well as an improving net interest margin from a year ago. Average earning assets for the period increased over the second quarter of 2007 by $19.8 billion (10.3 percent), primarily driven by an increase of $17.4 billion (12.0 percent) in average loans and $2.3 billion (5.6 percent) in average investment securities. During the second quarter of 2008, the net interest margin increased to 3.61 percent compared with 3.44 percent in the second quarter of 2007. The improvement in the net interest margin was due to several factors, including growth in higher spread assets, the benefit of the Company’s current asset/liability position in a declining interest rate environment and related asset/liability re-pricing dynamics. Also, short-term funding rates were lower due to market volatility and changing liquidity in the overnight fed fund markets given current market conditions.
     Net interest income in the second quarter of 2008 increased by $78 million (4.3 percent) compared with the first quarter of 2008. This favorable variance was due to growth in average earning assets of $5.1
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

billion (2.5 percent) and an increase in the net interest margin from 3.55 percent in the first quarter of 2008 to 3.61 percent in the current quarter. Given the current rate environment, asset re-pricing dynamics and yield curve, the Company expects the net interest margin to remain relatively stable or decline slightly during the remainder of 2008.

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	2Q	1Q	2Q	2Q08 vs	2Q08 vs	YTD	YTD
	2008	2008	2007	1Q08	2Q07	2008	2007	Change

Components of net interest income
Income on earning assets	$3,067	$3,258	$3,276	$(191)	$(209)	$6,325	$6,499	$(174)
Expense on interest-bearing liabilities	1,159	1,428	1,626	(269)	(467)	2,587	3,183	(596)

Net interest income	$1,908	$1,830	$1,650	$78	$258	$3,738	$3,316	$422

Average yields and rates paid
Earning assets yield	5.81%	6.32%	6.83%	(.51)%	(1.02)%	6.06%	6.82%	(.76)%
Rate paid on interest-bearing liabilities	2.53	3.20	3.95	(.67)	(1.42)	2.86	3.91	(1.05)

Gross interest margin	3.28%	3.12%	2.88%	.16%	.40%	3.20%	2.91%	.29%

Net interest margin	3.61%	3.55%	3.44%	.06%	.17%	3.58%	3.47%	.11%

Average balances
Investment securities	$42,999	$43,891	$40,704	$(892)	$2,295	$43,446	$40,791	$2,655
Loans	163,070	155,232	145,653	7,838	17,417	159,151	145,176	13,975
Earning assets	212,089	207,014	192,301	5,075	19,788	209,552	191,721	17,831
Interest-bearing liabilities	183,855	179,451	165,177	4,404	18,678	181,653	163,937	17,716
Net free funds (a)	28,234	27,563	27,124	671	1,110	27,899	27,784	115

(a)	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

AVERAGE LOANS								Table 4

($ in millions)
				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q08 vs	2Q08 vs	YTD	YTD	Percent
	2008	2008	2007	1Q08	2Q07	2008	2007	Change

Commercial	$47,648	$45,471	$41,572	4.8	14.6	$46,559	$41,515	12.1
Lease financing	6,331	6,238	5,625	1.5	12.6	6,285	5,588	12.5

Total commercial	53,979	51,709	47,197	4.4	14.4	52,844	47,103	12.2

Commercial mortgages	21,192	20,337	19,562	4.2	8.3	20,765	19,617	5.9
Construction and development	9,281	9,199	8,941	.9	3.8	9,240	8,956	3.2

Total commercial real estate	30,473	29,536	28,503	3.2	6.9	30,005	28,573	5.0

Residential mortgages	23,307	22,978	21,831	1.4	6.8	23,142	21,700	6.6

Credit card	11,559	11,049	9,120	4.6	26.7	11,304	8,879	27.3
Retail leasing	5,523	5,802	6,662	(4.8)	(17.1)	5,662	6,753	(16.2)
Home equity and second mortgages	17,106	16,527	15,735	3.5	8.7	16,817	15,646	7.5
Other retail	21,123	17,631	16,605	19.8	27.2	19,377	16,522	17.3

Total retail	55,311	51,009	48,122	8.4	14.9	53,160	47,800	11.2

Total loans	$163,070	$155,232	$145,653	5.0	12.0	$159,151	$145,176	9.6

     Average loans for the second quarter of 2008 were $17.4 billion (12.0 percent) higher than the second quarter of 2007, driven by growth in the majority of loan categories. This included growth in average total retail loans of $7.2 billion (14.9 percent), total commercial loans of $6.8 billion (14.4 percent), total commercial real estate loans of $2.0 billion (6.9 percent) and residential mortgages of $1.5 billion (6.8 percent). Average loans for the second quarter of 2008 were higher than the first quarter of 2008 by $7.8 billion (5.0 percent), again reflecting growth in the majority of loan categories. Total commercial loans grew by $2.3 billion (4.4 percent) in the second quarter of 2008 over the first quarter of 2008, driven by growth in corporate and commercial banking balances as business customers utilized bank credit facilities, rather than the capital markets, to fund business growth and liquidity requirements. Total commercial real estate loans also increased over the first quarter of 2008, primarily reflecting changing market conditions that have limited borrower access to the capital markets and the impact of an acquisition. Consumer lending continues to experience strong growth in installment products, home equity lines and credit card balances. Retail loan growth in the second quarter of 2008 included a $2.9 billion increase in federally guaranteed student loan balances due to both the transfer of balances from loans held for sale and a portfolio purchase.
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

     Average investment securities in the second quarter of 2008 were $2.3 billion (5.6 percent) higher than the second quarter of 2007. The increase was driven by the purchase in the fourth quarter of 2007 of structured investment securities from certain money market funds managed by an affiliate and an increase in tax exempt municipal securities, partially offset by a reduction in mortgage-backed securities. Average investment securities declined by $ .9 billion (2.0 percent) from the first quarter of 2008 principally due to a reduction in mortgage-backed securities.

AVERAGE DEPOSITS								Table 5

($ in millions)
				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q08 vs	2Q08 vs	YTD	YTD	Percent
	2008	2008	2007	1Q08	2Q07	2008	2007	Change

Noninterest-bearing deposits	$27,851	$27,119	$27,977	2.7	(.5)	$27,485	$27,828	(1.2)
Interest-bearing savings deposits
Interest checking	32,479	30,303	25,858	7.2	25.6	31,390	25,470	23.2
Money market savings	26,426	25,590	24,603	3.3	7.4	26,008	25,154	3.4
Savings accounts	5,377	5,134	5,443	4.7	(1.2)	5,256	5,422	(3.1)

Total of savings deposits	64,282	61,027	55,904	5.3	15.0	62,654	56,046	11.8
Time certificates of deposit less than $100,000	12,635	13,607	14,716	(7.1)	(14.1)	13,121	14,745	(11.0)
Time deposits greater than $100,000	31,041	29,105	20,378	6.7	52.3	30,073	21,228	41.7

Total interest-bearing deposits	107,958	103,739	90,998	4.1	18.6	105,848	92,019	15.0

Total deposits	$135,809	$130,858	$118,975	3.8	14.1	$133,333	$119,847	11.3

     Average noninterest-bearing deposits for the second quarter of 2008 decreased modestly, $126 million (.5 percent), from the second quarter of 2007. Average total savings deposits increased year-over-year by $8.4 billion (15.0 percent) due to a $6.6 billion increase (25.6 percent) in interest checking balances and a $1.8 billion increase (7.4 percent) in money market savings balances, driven by higher balances from broker dealer, government and institutional trust customers. This increase was partially offset by a modest decline of $66 million (1.2 percent) in average savings accounts. Average time certificates of deposit less than $100,000 were lower in the second quarter of 2008 than in the second quarter of 2007 by $2.1 billion (14.1 percent), reflecting the Company’s funding and pricing decisions and competition for these deposits by other financial institutions that have more limited access to wholesale funding sources given the current market environment. Time deposits greater than $100,000 increased by $10.7 billion (52.3 percent) over the same period of 2007 as a result of both the Company’s wholesale funding decisions and the business lines’ ability to attract larger customer deposits given the current market conditions.
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

     Average noninterest-bearing deposits for the second quarter of 2008 increased modestly compared with the first quarter of 2008. Total average savings deposits increased $3.3 billion (5.3 percent) from the first quarter of 2008, primarily due to higher broker dealer and institutional trust balances. Average time certificates less than $100,000 declined by $972 million (7.1 percent) from the prior quarter reflecting competition for these funding sources given current market conditions. Average time deposits greater than $100,000 increased by $1.9 billion (6.7 percent) over the prior quarter, primarily due to wholesale funding decisions and growth in customer time deposits.

NONINTEREST INCOME								Table 6
($ in millions)
				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q08 vs	2Q08 vs	YTD	YTD	Percent
	2008	2008	2007	1Q08	2Q07	2008	2007	Change

Credit and debit card revenue	$266	$248	$230	7.3	15.7	$514	$436	17.9
Corporate payment products revenue	174	164	159	6.1	9.4	338	306	10.5
ATM processing services	93	84	82	10.7	13.4	177	159	11.3
Merchant processing services	309	271	286	14.0	8.0	580	538	7.8
Trust and investment management fees	350	335	342	4.5	2.3	685	664	3.2
Deposit service charges	278	257	277	8.2	.4	535	524	2.1
Treasury management fees	137	124	126	10.5	8.7	261	237	10.1
Commercial products revenue	117	112	105	4.5	11.4	229	205	11.7
Mortgage banking revenue	81	105	68	(22.9)	19.1	186	135	37.8
Investment products fees and commissions	37	36	38	2.8	(2.6)	73	72	1.4
Securities gains (losses), net	(63)	(251)	3	74.9	nm	(314)	4	nm
Other	113	559	169	(79.8)	(33.1)	672	328	nm

Total noninterest income	$1,892	$2,044	$1,885	(7.4)	.4	$3,936	$3,608	9.1

Noninterest Income
     Second quarter noninterest income was $1,892 million, $7 million (.4 percent) higher than the same quarter of 2007 and $152 million (7.4 percent) lower than the first quarter of 2008. Noninterest income compared with the second quarter of 2007 was relatively flat, as strong fee-based revenue growth in several revenue categories was muted by impairment charges on certain structured investments and higher retail lease residual losses from a year ago. Credit and debit card revenue, corporate payment products revenue, ATM processing services and merchant processing services were higher in the second quarter of 2008 than the same period of 2007 by $36 million (15.7 percent), $15 million (9.4 percent), $11 million (13.4 percent) and $23 million (8.0 percent), respectively. The strong growth in credit and debit card revenue was
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

primarily driven by an increase in customer accounts and higher customer transaction volumes over a year ago. Corporate payment products revenue growth reflected growth in sales volumes, card usage and business expansion. The ATM processing services increase was also due to growth in transaction volumes. Merchant processing services revenue was higher in the second quarter of 2008 than the same quarter of a year ago due to higher core transaction volume and business expansion. Trust and investment management fees increased $8 million (2.3 percent) year-over-year due to core account growth, partially offset by unfavorable equity market conditions. Deposit service charges remained relatively flat year-over-year, partially due to deposit account-related revenue traditionally reflected in this fee category continuing to migrate to yield-related loan fees as customers utilized new consumer products. Treasury management fees increased $11 million (8.7 percent), due primarily to the favorable impact of declining rates on customer earnings credits and account growth. Commercial products revenue increased $12 million (11.4 percent) year-over-year due to higher commercial loan, syndication and other capital markets fees and commercial leasing revenue. Mortgage banking revenue increased $13 million (19.1 percent) due to an increase in mortgage servicing income and production revenue, partially offset by the unfavorable net change in the valuation of mortgage servicing rights (“MSRs”) and related economic hedging activities. Securities gains (losses) were lower from a year ago by $66 million due to the impact of the impairment charges on structured investment securities. Other income declined $56 million year-over-year, primarily due to the approximate $42 million adverse impact of higher retail lease residual losses compared with the second quarter of 2007.
     Noninterest income was lower by $152 million (7.4 percent) in the second quarter of 2008 than the first quarter of 2008, reflecting the impact of the Visa Gain, partially offset by seasonally higher fee-based revenue and a favorable variance in securities losses. Credit and debit card revenue increased $18 million (7.3 percent), corporate payment products revenue increased $10 million (6.1 percent) and ATM processing services increased $9 million (10.7 percent) on a linked quarter basis due to seasonally higher transaction volumes. Merchant processing services were higher in the second quarter of 2008 compared with the first quarter of 2008 by $38 million (14.0 percent) due to seasonally strong sales volumes, pricing initiatives and business expansion. Trust and investment management fees increased $15 million (4.5 percent) on a linked quarter basis, primarily due to seasonal tax filing fees. Deposit service charges increased $21 million (8.2 percent) compared with seasonally lower transaction fees in the first quarter of 2008. Treasury management fees increased by $13 million (10.5 percent) on a linked quarter basis due to higher government lock box
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

activity and the favorable impact of declining rates on customer earnings credits. Commercial products revenue increased from the first quarter of 2008 by $5 million (4.5 percent) due to higher syndication fees, stand-by letter of credit fees and commercial leasing gains, partially offset by lower foreign exchange revenue. In addition, net securities losses reflected a $188 million favorable variance on a linked quarter basis, due primarily to the change in the impairment charges recorded on structured investment securities. These increases were offset by several unfavorable variances. Other income was lower on a linked quarter basis due to the $492 million Visa Gain in first quarter of 2008 and due to higher retail lease residual losses, partially offset by a $62 million unfavorable impact in first quarter of 2008 related to the adoption of Statement of Financial Accounting Standard No. 157 “Fair Value Measurements” (“SFAS 157”) on the valuation of certain derivatives. Mortgage banking revenue decreased by $24 million (22.9 percent) from the first quarter of 2008 due to an unfavorable change in the valuation of MSRs and related economic hedging activities and lower production income, partially offset by an increase in servicing revenue.

NONINTEREST EXPENSE								Table 7
($ in millions)
			Percent		Percent
				Change	Change
	2Q	1Q	2Q	2Q08 vs	2Q08 vs	YTD	YTD	Percent
	2008	2008	2007	1Q08	2Q07	2008	2007	Change

Compensation	$761	$745	$659	2.1	15.5	$1,506	$1,294	16.4
Employee benefits	129	137	123	(5.8)	4.9	266	256	3.9
Net occupancy and equipment	190	190	184	—	3.3	380	361	5.3
Professional services	59	47	59	25.5	—	106	106	—
Marketing and business development	66	79	68	(16.5)	(2.9)	145	120	20.8
Technology and communications	149	140	138	6.4	8.0	289	273	5.9
Postage, printing and supplies	73	71	71	2.8	2.8	144	140	2.9
Other intangibles	87	87	95	—	(8.4)	174	189	(7.9)
Other	321	300	273	7.0	17.6	621	503	23.5

Total noninterest expense	$1,835	$1,796	$1,670	2.2	9.9	$3,631	$3,242	12.0

Noninterest Expense
     Second quarter noninterest expense totaled $1,835 million, an increase of $165 million (9.9 percent) over the same quarter of 2007 and an increase of $39 million (2.2 percent) over the first quarter of 2008. Compensation expense increased $102 million (15.5 percent) over the same period of 2007 due to growth in ongoing bank operations, acquired businesses and other bank initiatives and the adoption of SFAS 157. Under this new accounting standard, compensation expense is no longer deferred for origination of mortgage
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

loans held for sale. Employee benefits expense increased $6 million (4.9 percent) year-over-year as higher payroll taxes and medical costs were partially offset by lower pension costs. Net occupancy and equipment expense increased $6 million (3.3 percent) over the second quarter of 2007, primarily due to acquisitions and branch-based and other business expansion initiatives. Technology and communications expense increased $11 million (8.0 percent) year-over-year, primarily due to increased processing volumes and business expansion. Other expense increased $48 million (17.6 percent) year-over-year, due primarily to credit-related costs for other real estate owned and loan collection activities, investments in tax-advantaged projects, and higher litigation and fraud costs. These increases were partially offset by a decrease in other intangibles expense of $8 million (8.4 percent).
     Noninterest expense in the second quarter of 2008 was higher than the first quarter of 2008 by $39 million (2.2 percent). Compensation expense increased $16 million (2.1 percent) due to continued focus on business expansion and operations, acquisitions and the timing of merit increases. Professional services expense increased $12 million (25.5 percent) on a linked quarter basis, due to the seasonal timing of legal costs and other consulting projects. Technology and communications expense increased $9 million (6.4 percent) due to increased processing volumes and the impact of a vendor credit received in the first quarter of 2008. Other expense increased by $21 million (7.0 percent) as compared with the first quarter of 2008 due to credit-related costs for other real estate owned and loan collection activities, higher fraud losses, and increased investments in tax-advantaged projects, partially offset by the favorable impact from $22 million in litigation costs recorded in the prior quarter. These increases were partially offset by favorable variances in employee benefits and marketing and business development expenses. Employee benefits decreased $8 million (5.8 percent) on a linked quarter basis, due primarily to seasonally lower payroll taxes. Marketing and business development expense decreased $13 million (16.5 percent) on a linked quarter basis due to a $25 million charitable contribution in the first quarter of 2008, partially offset by the timing of Payment Services and Consumer Banking promotions.
Provision for Income Taxes
     The provision for income taxes for the second quarter of 2008 resulted in a tax rate on a taxable equivalent basis of 30.6 percent (effective tax rate of 28.9 percent) compared with 30.9 percent (effective tax rate of 30.2 percent) in the second quarter of 2007 and 31.6 percent (effective tax rate of 30.4 percent) in the first quarter of 2008.
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

ALLOWANCE FOR CREDIT LOSSES					Table 8
($ in millions)
	2Q	1Q	4Q	3Q	2Q
	2008	2008	2007	2007	2007

Balance, beginning of period	$2,435	$2,260	$2,260	$2,260	$2,260

Net charge-offs
Commercial	51	39	23	26	21
Lease financing	18	16	13	11	8

Total commercial	69	55	36	37	29
Commercial mortgages	6	4	3	1	7
Construction and development	12	8	7	1	2

Total commercial real estate	18	12	10	2	9

Residential mortgages	53	26	17	17	15

Credit card	139	108	88	77	81
Retail leasing	8	7	6	3	4
Home equity and second mortgages	48	30	22	20	16
Other retail	61	55	46	43	37

Total retail	256	200	162	143	138

Total net charge-offs	396	293	225	199	191
Provision for credit losses	596	485	225	199	191
Acquisitions and other changes	13	(17)	—	—	—

Balance, end of period	$2,648	$2,435	$2,260	$2,260	$2,260

Components
Allowance for loan losses	$2,518	$2,251	$2,058	$2,041	$2,028
Liability for unfunded credit commitments	130	184	202	219	232

Total allowance for credit losses	$2,648	$2,435	$2,260	$2,260	$2,260

Gross charge-offs	$439	$348	$287	$256	$252
Gross recoveries	$43	$55	$62	$57	$61

Allowance for credit losses as a percentage of Period-end loans	1.60	1.54	1.47	1.52	1.55
Nonperforming loans	273	358	406	441	503
Nonperforming assets	233	288	328	353	400
Credit Quality
     During the second quarter of 2008, credit losses and nonperforming assets continued to trend higher. The allowance for credit losses was $2,648 million at June 30, 2008, compared with $2,435 million at March 31, 2008, and $2,260 million at June 30, 2007. As a result of the continued stress in the residential housing markets, homebuilding and related industry sectors, and due to the growth of the loan portfolios, the Company has increased the allowance for credit losses in the first and second quarters of 2008 by $192 million and $200 million, respectively. The credit stress is being reflected in higher delinquencies,
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

nonperforming asset levels and net charge-offs relative to a year ago and the first quarter of 2008. Total net charge-offs in the second quarter of 2008 were $396 million, compared with the first quarter of 2008 net charge-offs of $293 million and the second quarter of 2007 net charge-offs of $191 million. The increase in total net charge-offs from a year ago was driven by the factors affecting the residential housing markets as well as credit costs associated with credit card and other consumer loan growth over the past several quarters.
     Commercial and commercial real estate loan net charge-offs increased to $87 million in the second quarter of 2008 (.41 percent of average loans outstanding) compared with $67 million (.33 percent of average loans outstanding) in the first quarter of 2008 and $38 million (.20 percent of average loans outstanding) in the second quarter of 2007. This increasing trend in commercial and commercial real estate net charge-offs reflected increases in nonperforming loans and delinquencies within the portfolios, especially residential homebuilding and related industry sectors.
     Residential mortgage loan net charge-offs increased to $53 million in the second quarter of 2008 (.91 percent of average loans outstanding) compared with $26 million (.46 percent of average loans outstanding) in the first quarter of 2008 and $15 million (.28 percent of average loans outstanding) in the second quarter of 2007. The increased residential mortgage losses were primarily related to loans originated within the consumer finance division and reflected the impact of rising foreclosures on sub-prime mortgages and current economic conditions.
     Total retail loan net charge-offs were $256 million (1.86 percent of average loans outstanding) in the second quarter of 2008 compared with $200 million (1.58 percent of average loans outstanding) in the first quarter of 2008 and $138 million (1.15 percent of average loans outstanding) in the second quarter of 2007. The increased retail loan credit losses reflected the Company’s growth in credit card and consumer loan balances, seasonally higher losses related to credit cards, as well as the adverse impact of current economic conditions on consumers.
     The ratio of the allowance for credit losses to period-end loans was 1.60 percent at June 30, 2008, compared with 1.54 percent at March 31, 2008, and 1.55 percent at June 30, 2007. The ratio of the allowance for credit losses to nonperforming loans was 273 percent at June 30, 2008, compared with 358 percent at March 31, 2008, and 503 percent at June 30, 2007.
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

CREDIT RATIOS					Table 9
(Percent)
	2Q	1Q	4Q	3Q	2Q
	2008	2008	2007	2007	2007

Net charge-offs ratios (a)
Commercial	.43	.34	.21	.25	.20
Lease financing	1.14	1.03	.86	.76	.57
Total commercial	.51	.43	.29	.31	.25

Commercial mortgages	.11	.08	.06	.02	.14
Construction and development	.52	.35	.31	.04	.09
Total commercial real estate	.24	.16	.14	.03	.13

Residential mortgages	.91	.46	.30	.30	.28

Credit card	4.84	3.93	3.29	3.09	3.56
Retail leasing	.58	.49	.39	.19	.24
Home equity and second mortgages	1.13	.73	.53	.49	.41
Other retail	1.16	1.25	1.05	1.00	.89
Total retail	1.86	1.58	1.28	1.15	1.15

Total net charge-offs	.98	.76	.59	.54	.53

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.09	.09	.07	.07	.07
Commercial real estate	.09	.13	.02	.04	—
Residential mortgages	1.09	.98	.86	.58	.46
Retail	.63	.69	.68	.55	.50
Total loans	.41	.43	.38	.30	.26

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	.71	.60	.43	.51	.44
Commercial real estate	1.57	1.18	1.02	.83	.69
Residential mortgages	1.55	1.24	1.10	.79	.65
Retail	.74	.77	.73	.61	.58
Total loans	1.00	.86	.74	.65	.57

(a)	annualized and calculated on average loan balances

(b)	ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

ASSET QUALITY					Table 10
($ in millions)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2008	2008	2007	2007	2007

Nonperforming loans
Commercial	$265	$201	$128	$161	$128
Lease financing	75	64	53	46	44

Total commercial	340	265	181	207	172
Commercial mortgages	139	102	84	73	90
Construction and development	326	212	209	153	107

Total commercial real estate	465	314	293	226	197
Residential mortgages	108	59	54	48	41
Retail	58	42	29	32	39

Total nonperforming loans	971	680	557	513	449

Other real estate	142	141	111	113	103
Other nonperforming assets	22	24	22	15	13

Total nonperforming assets (a)	$1,135	$845	$690	$641	$565

Accruing loans 90 days or more past due	$687	$676	$584	$451	$376

Restructured loans that continue to accrue interest	$1,029	$695	$551	$468	$435

Nonperforming assets to loans plus ORE (%)	.68	.53	.45	.43	.39

(a)	does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at June 30, 2008, totaled $1,135 million, compared with $845 million at March 31, 2008, and $565 million at June 30, 2007. The ratio of nonperforming assets to loans and other real estate was .68 percent at June 30, 2008, compared with .53 percent at March 31, 2008, and .39 percent at June 30, 2007. The increase in nonperforming assets from a year ago was driven primarily by the residential construction portfolio and related industries, an increase in foreclosed residential properties and the impact of the economic slowdown on other commercial customers. The Company expects nonperforming assets to continue to increase due to general economic conditions and continuing stress in the residential mortgage portfolio and residential construction industry. Accruing loans 90 days or more past due increased to $687 million at June 30, 2008, compared with $676 million at March 31, 2008, and $376 million at June 30, 2007. Similar to nonperforming assets, the increase year-over-year in delinquent loans that continue to accrue interest was primarily related to residential mortgages, credit cards and home equity loans. However, the increase on a linked quarter basis moderated. Restructured loans that continue to accrue interest have also increased from the second quarter of 2007 and the first quarter of 2008, reflecting the impact of restructurings for certain residential mortgage customers in light of current economic conditions. The
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

Company expects this trend to continue during 2008 as residential home valuations continue to decline and certain borrowers take advantage of the Company’s mortgage loan restructuring programs.

CAPITAL POSITION					Table 11
($ in millions)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2008	2008	2007	2007	2007

Total shareholders’ equity	$21,828	$21,572	$21,046	$20,686	$20,330
Tier 1 capital	18,624	18,543	17,539	17,288	16,876
Total risk-based capital	27,502	27,207	25,925	25,820	25,709

Tier 1 capital ratio	8.5%	8.6%	8.3%	8.5%	8.5%
Total risk-based capital ratio	12.5	12.6	12.2	12.7	13.0
Leverage ratio	7.9	8.1	7.9	8.0	7.9
Common equity to assets	8.2	8.3	8.4	8.6	8.7
Tangible common equity to assets	5.2	5.3	5.1	5.3	5.2
     Total shareholders’ equity was $21.8 billion at June 30, 2008, compared with $21.6 billion at March 31, 2008, and $20.3 billion at June 30, 2007. The Tier 1 capital ratio was 8.5 percent at June 30, 2008, compared with 8.6 percent at March 31, 2008, and 8.5 percent at June 30, 2007. The total risk-based capital ratio was 12.5 percent at June 30, 2008, compared with 12.6 percent at March 31, 2008, and 13.0 percent at June 30, 2007. The leverage ratio was 7.9 percent at June 30, 2008, compared with 8.1 percent at March 31, 2008, and 7.9 percent at June 30, 2007. Tangible common equity to assets was 5.2 percent at June 30, 2008, compared with 5.3 percent at March 31, 2008, and 5.2 percent at June 30, 2007. All regulatory ratios continue to be in excess of stated “well-capitalized” requirements.
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

COMMON SHARES					Table 12
(Millions)	2Q	1Q	4Q	3Q	2Q
	2008	2008	2007	2007	2007

Beginning shares outstanding	1,738	1,728	1,725	1,728	1,742
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	3	12	3	3	4
Shares repurchased	—	(2)	—	(6)	(18)

Ending shares outstanding	1,741	1,738	1,728	1,725	1,728

     On August 3, 2006, the Company announced that the Board of Directors approved an authorization to repurchase 150 million shares of common stock through December 31, 2008. As of June 30, 2008, there were approximately 62 million shares remaining to be repurchased under the authorization.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 13
($ in millions)
	Net Income			Percent Change					2Q 2008
	2Q	1Q	2Q	2Q08 vs	2Q08 vs	YTD	YTD	Percent	Earnings
Business Line	2008	2008	2007	1Q08	2Q07	2008	2007	Change	Composition

Wholesale Banking	$255	$254	$278	.4	(8.3)	$509	$545	(6.6)	27%
Consumer Banking	321	387	478	(17.1)	(32.8)	708	927	(23.6)	34
Wealth Management & Securities Services	149	147	153	1.4	(2.6)	296	298	(.7)	16
Payment Services	278	282	253	(1.4)	9.9	560	481	16.4	29
Treasury and Corp orate Support	(53)	20	(6)	nm	nm	(33)	35	nm	(6)

Consolidated Company	$950	$1,090	$1,156	(12.8)	(17.8)	$2,040	$2,286	(10.8)	100%

(a) preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2008, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, and public sector clients. Wholesale Banking contributed $255 million of the Company’s net income in the second quarter of 2008, an 8.3 percent decrease from the same period of 2007 and a .4 percent increase from the first quarter of 2008. Stronger net interest income year-over-year and growth in fee-based revenues was offset by valuation losses due to adverse market conditions, an increase in total noninterest expense driven by incremental investments in the wholesale banking business and higher credit costs. Net interest income increased $30 million year-over-year due to strong growth in earning assets, partially offset by declining loan rates and a decrease in the margin benefit of deposits. The decline in total noninterest income was primarily due to security valuation losses and lower earnings from equity investments, offset somewhat by growth in treasury management fees, syndication, commercial loan and other capital markets fees and higher commercial leasing revenue. Total noninterest expense increased by $22 million (9.1 percent) over a year ago, primarily due to higher compensation and employee benefits expense related to merit increases, expanding the business line’s national corporate banking presence, investments to enhance customer relationship management, and an acquisition. The provision for credit losses increased $35 million due to continued credit deterioration in the homebuilding and commercial home supplier industries.
     Wholesale Banking’s contribution to net income in the second quarter of 2008 was relatively flat compared with the first quarter of 2008. Growth in total net revenue (4.9 percent) was offset by a $12 million increase in the provision for credit losses primarily due to higher net charge-offs, and higher total noninterest expense (7.8 percent). Total net revenue was higher on a linked quarter basis due to an increase in total noninterest income, while net interest income was essentially flat to the first quarter of 2008. Growth in average loans and interest-bearing deposit balances was offset by the effect of asset repricing and the lower margin benefit of deposits given the declining rate environment. Total noninterest income increased on a linked quarter basis due to an increase in treasury management fees, an increase in commercial products
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

revenue due to higher commercial leasing gains, stand-by letter of credit and syndication fees, and a favorable variance in other revenue from an investment in a commercial real estate business. This was partially offset by security valuation losses driven by recent market conditions. Total noninterest expense increased $19 million (7.8 percent) due to a seasonal increase in compensation expense and higher credit collection-related costs. The provision for credit losses increased due to higher net charge-offs principally related to commercial construction lending.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer Banking contributed $321 million of the Company’s net income in the second quarter of 2008, a 32.8 percent decrease from the same period of 2007 and a 17.1 percent decrease from the prior quarter. Within Consumer Banking, the retail banking division accounted for $285 million of the total contribution, a 36.7 percent decrease on a year-over-year basis and a 16.4 percent decrease from the prior quarter. The decrease in the retail banking division from the same period of 2007 was due to lower total net revenue, growth in total noninterest expense related to incremental business investments and an increase in the provision for credit losses. Net interest income for the retail banking division declined year-over-year as an increase in average loan balances and yield-related loan fees was more than offset by lower deposit balances, as customers utilized balances to fund higher living costs, and a decline in the margin benefit of deposits given the declining interest rate environment. Total noninterest income for the retail banking division decreased 7.2 percent from a year ago due to lower retail lease revenue related to higher retail lease residual losses, which were partially offset by growth in revenue from ATM processing services. Total noninterest expense in the second quarter of 2008 increased 9.3 percent for the division over the same quarter of 2007, reflecting branch expansion initiatives, geographical promotional activities and customer service initiatives. In addition, the division experienced higher fraud losses and credit-related costs associated with other real estate owned and foreclosures. The provision for credit losses for the retail banking division was higher due to a $97 million year-over-year increase in net charge-offs, reflecting portfolio growth and credit deterioration in residential mortgages, home equity and other installment and consumer loan portfolios. In the second quarter of 2008 the mortgage banking division’s contribution was $36 million, an $8 million increase from the same period of 2007. The increase for the mortgage banking division’s contribution was a result of higher total net revenue, partially
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

offset by higher noninterest expense and provision for credit losses. The division’s total net revenue increased by $54 million (59.3 percent) over a year ago, reflecting an increase in net interest income and an increase in mortgage servicing income and production revenue, partially offset by an unfavorable net change in the valuation of mortgage servicing rights (“MSRs”) and related economic hedging activities. As a result of higher rates and increased loan production, net interest income increased $40 million as average mortgage loans and loans held for sale increased over a year ago. Noninterest income was favorably impacted by loan production and the adoption of SFAS 157 in early 2008. Total noninterest expense for the mortgage banking division increased $31 million (66.0 percent) over the second quarter of 2007, primarily due to the impact of the adoption of SFAS 157 on compensation expense of $18 million, higher production levels from a year ago and servicing costs associated with other real estate owned and foreclosures.
     Consumer Banking’s contribution in the second quarter of 2008 decreased $66 million (17.1 percent) compared with the first quarter of 2008. The retail banking division’s contribution decreased 16.4 percent on a linked quarter basis, driven primarily by an increase in the provision for credit losses. Total net revenue for the retail banking division decreased $9 million (.7 percent) due to lower net interest income, partially offset by an increase in total noninterest income. Net interest income declined by 2.4 percent on a linked quarter basis, as the favorable impact of growth in average loan balances was more than offset by lower deposit balances and changing credit spreads due to the current yield curve. The increase in total noninterest income was driven by seasonally higher deposit service charges and ATM processing services revenue, partially offset by higher retail lease residual losses. Total noninterest expense for the retail banking division increased $30 million (4.3 percent) on a linked quarter basis. This increase was due to higher compensation and employee benefits expense due to the timing of merit increases, higher fraud losses and processing costs and the timing of marketing programs. The provision for credit losses for the division reflected a $50 million increase in net charge-offs compared with the first quarter of 2008 reflecting higher consumer delinquencies within these portfolios. The contribution of the mortgage banking division decreased $10 million from the first quarter of 2008, driven primarily by an increase in provision for credit losses. Total net revenue decreased by 1.4 percent principally due to the net impact of an unfavorable change in the valuation of MSRs and related economic hedging activities. Total noninterest expense in the mortgage banking division increased $3 million (4.0 percent) over the first quarter of 2008, primarily driven by higher processing costs.
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $149 million of the Company’s net income in the second quarter of 2008, a 2.6 percent decrease compared with the same period of 2007 and a 1.4 percent increase over the first quarter of 2008. Total net revenue year-over-year remained relatively flat. Total noninterest income increased (2.4 percent) due to core account growth, partially offset by unfavorable equity market conditions from a year ago. Net interest income declined (6.0 percent) due to a reduction in the margin benefit of deposits. Total noninterest expense was 3.6 percent higher compared with the same quarter of 2007, primarily due to higher compensation and employee benefits expense, partially offset by lower other intangibles expense.
     The increase in the business line’s contribution in the second quarter of 2008 compared with the first quarter of 2008 was primarily due to seasonally higher tax filing fees. This increase was partially offset by lower net interest income due to the margin impact of declining rates on deposits and a 2.0 percent increase in total noninterest expense as compared with the first quarter of 2008.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services are highly inter-related with banking products and services of the other lines of business and rely on access to the bank subsidiary’s settlement network, lower cost funding available to the Company, cross-selling opportunities and operating efficiencies. Payment Services contributed $278 million of the Company’s net income in the second quarter of 2008, a 9.9 percent increase over the same period of 2007 and a 1.4 percent decrease compared with the first quarter of 2008. Total net revenue increased year-over-year due to higher net interest income (43.8 percent) and total noninterest income (10.6 percent). Net interest income increased due to strong growth in higher spread credit card balances and the timing of asset repricing in a declining rate environment. During the past year, all payment processing revenue categories benefited from account growth, higher transaction volumes and business expansion initiatives. Growth in total noninterest expense (11.4 percent) year-over-year primarily reflected new business initiatives, including costs associated with transaction processing and recent acquisitions. An increase in the provision for credit losses was driven by an increase in net charge-offs of $67 million year-over-year, which reflected credit card portfolio growth, higher delinquency rates and changing economic conditions from a year ago.
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

     Payment Services’ contribution in the second quarter of 2008 decreased slightly (1.4 percent) compared with the first quarter of 2008, as total net revenue growth was offset by an increase in total noninterest expense (6.7 percent) and in the provision for credit losses (25.4 percent) due to portfolio growth and changing economic conditions. Total net revenue was higher due to a 9.2 percent increase in total noninterest income, partially offset by a 4.3 percent decrease in net interest income. Total noninterest income increased due to seasonally higher transaction volumes and changes in rates, driven by the mix of sales volume. Net interest income decreased as the benefit from strong growth in retail credit card balances was offset by declining rates as these assets repriced with the recent declines in interest rates. The increase in total noninterest expense was primarily due to an increase in compensation and employee benefits, including the impact of business expansion initiatives, increased fraud losses and the timing of marketing programs.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded a net loss of $53 million in the second quarter of 2008, compared with a net loss of $6 million in the second quarter of 2007 and net income of $20 million in the first quarter of 2008. Net interest income increased $185 million in the current quarter over the second quarter of 2007, reflecting a steepening yield curve, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income decreased $44 million, primarily reflecting the impairment charges for certain structured investment securities. Total noninterest expense was flat year-over-year, reflecting higher compensation and employee benefits expense, incremental costs associated with investments in tax-advantaged projects and litigation costs, partially offset by a reduction in business integration expense and net shared services expense. The provision for credit losses increased $196 million representing the incremental charge taken this quarter. This incremental provision, reflected deterioration in credit quality within the loan portfolios related to stress in the residential real estate markets, including homebuilding and related supplier industries, and the impact of economics conditions on the loan portfolios.
     Net income in the second quarter of 2008 was lower on a linked quarter basis due to the impact of several significant items recognized by the Company in the first quarter of 2008. The net change in operating results, on a linked quarter basis was primarily due to the $492 million Visa Gain, net of the $62 million for adoption of SFAS 157 recorded in the first quarter of 2008, partially offset by a favorable
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

variance on the structured investment securities impairment charges and the first quarter of 2008 foundation contribution.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
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U.S. Bancorp Reports Second Quarter 2008 Results
July 15, 2008

RICHARD K. DAVIS, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND ANDREW CECERE, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS AT 1:00 PM (CDT) ON TUESDAY, JULY 15, 2008. The conference call will be available by telephone or on the Internet. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 52522493. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Tuesday, July 15th, and will run through Tuesday, July 22nd, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 52522493. Find the recorded call via the Internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $247 billion in assets, is the parent company of U.S. Bank, the 6th largest commercial bank in the United States. The Company operates 2,542 banking offices and 4,895 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans, deterioration in the value of securities held in our investment securities portfolio, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, effects of critical accounting policies and judgments, and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2007, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	June 30,		June 30,
(Unaudited)	2008	2007	2008	2007

Interest Income
Loans	$2,429	$2,616	$4,989	$5,194
Loans held for sale	49	70	122	129
Investment securities	494	516	1,029	1,032
Other interest income	43	34	80	68

Total interest income	3,015	3,236	6,220	6,423
Interest Expense
Deposits	458	663	1,064	1,338
Short-term borrowings	263	379	585	707
Long-term debt	419	562	893	1,097

Total interest expense	1,140	1,604	2,542	3,142

Net interest income	1,875	1,632	3,678	3,281
Provision for credit losses	596	191	1,081	368

Net interest income after provision for credit losses	1,279	1,441	2,597	2,913
Noninterest Income
Credit and debit card revenue	266	230	514	436
Corporate payment products revenue	174	159	338	306
ATM processing services	93	82	177	159
Merchant processing services	309	286	580	538
Trust and investment management fees	350	342	685	664
Deposit service charges	278	277	535	524
Treasury management fees	137	126	261	237
Commercial products revenue	117	105	229	205
Mortgage banking revenue	81	68	186	135
Investment products fees and commissions	37	38	73	72
Securities gains (losses), net	(63)	3	(314)	4
Other	113	169	672	328

Total noninterest income	1,892	1,885	3,936	3,608
Noninterest Expense
Compensation	761	659	1,506	1,294
Employee benefits	129	123	266	256
Net occupancy and equipment	190	184	380	361
Professional services	59	59	106	106
Marketing and business development	66	68	145	120
Technology and communications	149	138	289	273
Postage, printing and supplies	73	71	144	140
Other intangibles	87	95	174	189
Other	321	273	621	503

Total noninterest expense	1,835	1,670	3,631	3,242

Income before income taxes	1,336	1,656	2,902	3,279
Applicable income taxes	386	500	862	993

Net income	$950	$1,156	$2,040	$2,286

Net income applicable to common equity	$928	$1,141	$2,006	$2,256

Earnings per common share	$.53	$.66	$1.16	$1.29
Diluted earnings per common share	$.53	$.65	$1.14	$1.27
Dividends declared per common share	$.425	$.400	$.850	$.800
Average common shares outstanding	1,740	1,736	1,735	1,744
Average diluted common shares outstanding	1,756	1,760	1,752	1,770

U.S. Bancorp
Consolidated Ending Balance Sheet

	June 30,	December 31,	June 30,
(Dollars in Millions)	2008	2007	2007

Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$7,956	$8,884	$6,534
Investment securities
Held-to-maturity	64	74	81
Available-for-sale	41,058	43,042	39,433
Loans held for sale	3,788	4,819	4,552
Loans
Commercial	55,138	51,074	46,459
Commercial real estate	31,247	29,207	28,421
Residential mortgages	23,301	22,782	21,992
Retail	56,204	50,764	48,836

Total loans	165,890	153,827	145,708
Less allowance for loan losses	(2,518)	(2,058)	(2,028)

Net loans	163,372	151,769	143,680
Premises and equipment	1,811	1,779	1,798
Goodwill	7,851	7,647	7,593
Other intangible assets	3,313	3,043	3,352
Other assets	17,325	16,558	15,507

Total assets	$246,538	$237,615	$222,530

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$33,970	$33,334	$29,545
Interest-bearing	76,300	72,458	70,216
Time deposits greater than $100,000	24,861	25,653	19,941

Total deposits	135,131	131,445	119,702
Short-term borrowings	41,107	32,370	27,160
Long-term debt	39,943	43,440	45,946
Other liabilities	8,529	9,314	9,392

Total liabilities	224,710	216,569	202,200
Shareholders’ equity
Preferred stock	1,500	1,000	1,000
Common stock	20	20	20
Capital surplus	5,682	5,749	5,748
Retained earnings	23,220	22,693	22,110
Less treasury stock	(7,075)	(7,480)	(7,476)
Other comprehensive income	(1,519)	(936)	(1,072)

Total shareholders’ equity	21,828	21,046	20,330

Total liabilities and shareholders’ equity	$246,538	$237,615	$222,530